Exhibit 99.3

XNERGY, INC. and Variable Interest Entity
Consolidated Balance Sheets
ASSETS
	June 30,	December 31,
	2011	2010
	(unaudited)
CURRENT ASSETS
Cash	$1,267,648	$1,565,006
Accounts receivable, net of allowance of
$140,000 and $140,000 respectively	249,225	665,845
Costs in excess of billings	383	10,830
Other current assets	177,352	29,975

Total Current Assets	1,694,608	2,271,656

PROPERTY AND EQUIPMENT, net	3,631,671	3,672,902
OTHER ASSETS
Related party loans	2,239,910	2,590,523
Other assets	29,864	29,864

Total Other Assets	2,269,774	2,620,387

TOTAL ASSETS	$7,596,053	$8,564,945

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,713,700	$1,654,532
Billings in excess of revenues	142,644	207,350
Current portion of long-term liabilities	154,034	1,578,361
Total Current Liabilities	3,010,378	3,440,243

LONG-TERM LIABILITIES
Loans and notes payable-related parties	1,889,782	1,889,782
Loans and notes payable	3,147,764	2,342,958
Total Long-term Liabilities	5,037,546	4,232,740

Total Liabilities	8,047,924	7,672,983
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock; 100,000 shares authorized,
at no par value, 100,000 and 100,000
shares issued and outstanding, respectively	50,000	50,000
Additional paid in capital	424,968	424,968
Non controlling interest	286,850	295,190
Retained earnings (accumulated deficit)	(1,213,689)	121,804

Total Stockholders' Equity (Deficit)	(451,871)	891,962
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$7,596,053	$8,564,945

The accompanying notes are an integral part of these consolidated financial statements

XNERGY, INC. and Variable Interest Entity
Consolidated Statements of Operations
(unaudited)
	For the Six Months Ended
	June 30,
	2011	2010
REVENUES	$1,540,098	$15,052,488
COST OF GOODS SOLD	1,012,043	11,813,471
GROSS PROFIT	528,055	3,239,017

OPERATING EXPENSES
Depreciation and amortization	30,000	34,027
Salary and wages	1,048,775	879,132
Professional fees	109,075	95,786
General and administrative	613,795	570,461

Total Operating Expenses	1,801,645	1,579,406

INCOME (LOSS) FROM OPERATIONS	(1,273,590)	1,659,611

OTHER EXPENSE
Other income	505	12,760
Interest income	6,105	9,245
Interest expense	(60,173)	(29,090)

TOTAL OTHER EXPENSE	(53,563)	(7,085)

INCOME BEFORE INCOME TAXES	(1,327,153)	1,652,526

INCOME TAX EXPENSE	-	(11,530)

NET INCOME (LOSS) BEFORE NONCONTROLLING INTERESTS	(1,327,153)	1,640,996
NONCONTROLLING INTEREST IN VARIABLE INTEREST ENTITY	(8,340)	(4,599)

NET INCOME (LOSS)	$(1,335,493)	$1,636,397

The accompanying notes are an integral part of these consolidated financial statements

XNERGY, INC. and Variable Interest Entity
Consolidated Statements of Cash Flows
(unaudited)
	For the Six Months Ended
	June 30,
	2011	2010
OPERATING ACTIVITIES
Net loss	$(1,335,493)	$1,636,397
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	30,000	34,027
Non controlling interest	8,340	4,599
Changes in operating assets and liabilities:
Accounts receivable	416,620	5,147,861
Costs in excess of billings	10,447	(49,781)
Other assets	(147,377)	99,849
Billings in excess of costs	(64,706)	(923,007)
Accounts payable and accrued expenses	1,053,719	(4,329,686)

Net Cash Provided by (Used in) Operating Activities	(28,450)	1,620,259

INVESTING ACTIVITIES
Repayment of loans to stockholders	350,613	271,686

Net Cash Provided by Investing Activities	350,613	271,686

FINANCING ACTIVITIES
Repayment short term and installment notes payable	(619,521)	(919,956)

Net Cash Provided by (Used in) Financing Activities	(619,521)	(919,956)

NET INCREASE (DECREASE) IN CASH	(297,358)	971,989
CASH AT BEGINNING OF PERIOD	1,565,006	2,012,333

CASH AT END OF PERIOD	$1,267,648	$2,984,322

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$60,173	$29,090
Income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

XNERGY, INC. and Variable Interest Entity

Notes to Financial Statements

June 30, 2011

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at June 30, 2011, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  The results of operations for the periods ended June 30, 2011 and 2010 are not necessarily indicative of the operating results for the full year.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position, or statements.

NOTE 3 - RELATED PARTY TRANSACTIONS

Related Party Receivables

On June 17, 2008, two of the Company’s stockholders agreed to purchase the shares of another shareholder for $2,486,850. Concurrent with this agreement, the Company agreed to issue a promissory note for the payment for the stock. The liability was recorded along with notes receivable from the purchasing stockholders. The notes receivable bear interest at 3.2% and are due 60 consecutive months commencing August 1, 2008. The notes are secured by 49,750 shares of the Company’s common stock. As of June 30, 2011 and December 31, 2010, the notes receivable totaled $2,239,910 and $2,590,523, respectively.

Loans and Notes Payable-Related Parties

As explained above, the Company has agreed to pay $2,486,850 for the purchase of its shares. Principal and interest payments are currently $48,456 per month. As of June 30, 2011 and December 31, 2010, the notes payable totaled $1,889,782 and $1,889,782, respectively.

XNERGY, INC. and Variable Interest Entity

Notes to Financial Statements

June 30, 2011

NOTE 4 - SUBSEQUENT EVENT

On September 7, 2011, the Company was acquired by Blue Earth, Inc. (“BBLU”). Pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Plan”), BBLU purchased all of the capital stock of Company for a Purchase Price of $15,012,010 (the “Purchase Price”).  BBLU issued to the two shareholders of the Company an aggregate of 4,500,000 shares of restricted common stock, valued at $3.00 per share.  The shares are subject to a lock-up period whereby 1,000,000 of the shares are eligible for sale beginning one year from the closing date and the remaining 3,500,000 shares are eligible for sale commencing two years from the Closing Date.  The Company’s stockholders had previously acquired all of the shares of the Company owned by a former stockholder for $1,512,010 evidenced by a promissory note. BBLU paid the Company’s stockholders $10.00 and other good and valuable consideration for the right to assume payment to the former stockholder. BBLU has made two payments and will continue to make payments for up to 30 months to the former stockholder.  These shares are currently held in escrow and BBLU has the right to vote the shares while they are in escrow.